UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2019

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Termination of Dr. Mark Bagarazzi as Chief Medical Officer

On March 6, 2019, Inovio Pharmaceuticals, Inc. (the “Company”) notified its Chief Medical Officer, Dr. Mark Bagarazzi, that his employment with the Company would be terminated, effective as of April 5, 2019. Upon such notice, his service as an executive officer of the Company ceased immediately. In connection with this termination, the Company has proposed to enter into a separation agreement with Dr. Bagarazzi, which Dr. Bagarazzi may consider for a period required by law. If executed, the material terms of the separation agreement will be described as required in the Company’s filings with the Securities and Exchange Commission, and the separation agreement would be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2019.

The Company also expects to enter into a consulting agreement with Dr. Bagarazzi pursuant to which he would provide consulting services to the Company for a specified period of time following the termination of his employment.

(c) Appointment of Jacqueline E. Shea, Ph.D., as Chief Operating Officer

On March 8, 2019, the Company appointed Jacqueline E. Shea, Ph.D., as its new Chief Operating Officer. Dr. Shea replaces the Company’s former Chief Operating Officer Dr. Niranjan Sardesai, who now serves as Chief Executive Officer of Geneos Therapeutics, Inovio’s majority-owned subsidiary. Dr. Shea will begin service as the Company’s principal operating officer on March 25, 2019.

Prior to joining the Company, Dr. Shea, age 53, served as chief executive officer of Aeras, a nonprofit organization developing tuberculosis vaccines, from August 2015 to December 2018, and as its chief operating officer from April 2014 to August 2015. Dr. Shea previously served as Vice President of Business Development, Europe for Emergent BioSolutions Inc. from May 2013 to March 2014.

There are no arrangements or understandings between Dr. Shea and any other person pursuant to which she was selected as an officer of the Company, and there is no family relationship between Dr. Shea and any of the Company’s other directors or executive officers.

The Company has entered into an employment agreement with Dr. Shea that provides for an annual base compensation of $400,000, a one-time signing bonus of $35,000 and an annual bonus of up to 40% of her base salary. In addition, upon commencing employment with the Company, she will be granted an option to purchase 200,000 shares of common stock and will also be granted 50,000 restricted stock units. The options will vest over a period of three years, with one-quarter of the shares vesting on the date of grant and one-quarter of the shares vesting on each of the first, second and third anniversaries of the grant date. The restricted stock units will vest over a period of three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date. Vesting in each case is subject to Dr. Shea’s continued service as an officer of the Company on each vesting date.

The terms of Dr. Shea’s employment also provide for certain severance benefits. If Dr. Shea is terminated other than on account of death, total disability or for Cause (as defined in her employment agreement), or if Dr. Shea terminates her employment for Good Reason (as defined in her employment agreement), she will be entitled to any unpaid portion of her base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights, a severance payment in the amount of 12 months of base salary and COBRA payments for 12 months following termination.

Item 7.01 Regulation FD Disclosure.

On March 12, 2019, the Company issued a press release announcing an executive-level reorganization, including the appointment of Dr. Shea and the termination of Dr. Bagarazzi. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release, dated March 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: March 12, 2019	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer